Exhibit 99.2
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CONTACTS
Media	Investor Relations
Mike Martin – 585-218-3669 Angie Blackwell – 585-218-3842	Patty Yahn-Urlaub – 585-218-3838 Bob Czudak – 585-218-3668

Constellation Brands Adds Board Seat;
 ConAgra’s Peter Perez Fills Position

FAIRPORT, N.Y., Feb. 19, 2008 – Constellation Brands, Inc. (NYSE: STZ; ASX: CBR), a leading international producer and marketer of beverage alcohol, today announced that its board of directors authorized an increase in board positions from nine to 10, and approved Peter Perez, 54, to fill the new board seat effective today.  Perez is currently executive vice president of human resources for ConAgra Foods, Inc. (NYSE: CAG), a $12 billion, international packaged foods company based in Omaha, Neb.
“Peter has a wealth of human resources experience with large, international, food, beverage and service companies, and his unique point of view and strategic thinking will complement our board,” said Richard Sands, Constellation Brands chairman.  “In particular, his efforts to build a diverse and inclusive corporate culture align well with Constellation’s long-held values.”
A native of Aurora, Ill., Perez joined ConAgra in 2003 as senior vice president of human resources.  He previously held a similar position with W. W. Grainger, Inc., after holding senior human resource positions at Pepsi-Cola General Bottlers and the Kraft General Food division of Philip Morris Companies, Inc.  He began his career with Emerson Electric as a production supervisor in 1979.
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Perez has a Bachelor of Science degree in Production and Personnel Management from Eastern Illinois University, and a Master of Management in Human Resources Management and Organizational Behavior from Northwestern University’s Kellogg Graduate School of Management.
About Constellation Brands
Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in the wine, spirits and imported beer categories, with significant market presence in the U.S., Canada, U.K., Australia and New Zealand.  Based in Fairport, N.Y., the company has more than 250 brands, sales in about 150 countries, operates nearly 60 facilities worldwide.  It is also the largest wine producer in the world and an S&P 500 Index and Fortune 500® company.  Major brands in the company’s portfolio include Corona Extra, Black Velvet, SVEDKA Vodka, Robert Mondavi, Clos du Bois, Ravenswood, Blackstone, Hardys, Banrock Station, Nobilo, Kim Crawford, Inniskillin, Jackson-Triggs andArbor Mist.  To learn more about the company and its products visit Constellation’s Web site at www.cbrands.com.
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